Exhibit 10.11

COMMON STOCK PURCHASE AGREEMENT

GREAT WESTERN BANK

WATERTOWN, SOUTH DAKOTA

This Common Stock Purchase Agreement (the “Agreement”) hereby revokes and supercedes the Common Stock Purchase Agreement dated November 5, 1996 by and between Jeffory A. Erickson (“Erickson”), individually and on behalf of the custodian of Erickson’s Individual Retirement Account (the “IRA”), and Great Western Bancorporation, Inc., an Iowa corporation, f/k/a Spectrum Bancorporation, Inc. (the “Company”), concerning Common Stock of Great Western Bank, Watertown, South Dakota, a South Dakota corporation, f/k/a F&M Bank (the “Bank”), and further revokes and supercedes the three subsequent addenda to the November 5, 1996 Agreement.

The parties believe it is for their best interests that the ability of Erickson and his IRA to sell, transfer or assign the Common Stock of the Bank (the “Bank Stock”) be restricted; that the Company should have the option to acquire the Bank Stock held by Erickson and his IRA upon Erickson’s death or the termination of his employment as President of the Bank; and, in the event the Company fails to exercise its option, then Erickson and the IRA, or Erickson’s personal representative in the event of his death, shall have the option to require the Company to purchase such Bank Stock. The parties further believe that, in the event of a sale of controlling stock of the Bank, Erickson and his IRA should have the right and obligation to sell their Bank Stock for the same price and terms.

WHEREFORE, the parties agree:

1. Stock Certificate. Each certificate of Bank Stock held by Erickson and his IRA, whether now issued and outstanding or issued hereafter, shall have written or stamped on the face thereof:

“This certificate is issued and held subject to Common Stock Purchase Agreement dated January 26, 2004, available for inspection at the principal office of the Company.”

Legends on existing stock certificates of the Bank owned by Erickson and his IRA referring to the Common Stock Purchase Agreement of November 5, 1996 shall be deemed to refer to and be bound by the Common Stock Purchase Agreement of this date.

2. Sale of Stock During Lifetime. Neither Erickson nor the IRA shall sell any Bank Stock without first offering such Bank Stock to Company in writing for the price as valued pursuant to Section 4 of this Agreement. Upon receiving written notice of such offer, Company shall have thirty (30) days within which to elect to purchase such Bank Stock at such price. Should Company fail or refuse to exercise such option, the then common stockholders of Company shall have an additional ten (10) days within which to accept such offer. Whenever more than one such stockholder shall exercise his option to purchase such Bank Stock, in accordance with this provision, each such stockholder shall have the right to purchase that proportion of all the shares of Bank Stock subject to the option granted by this section which the number of shares of Company common stock owned by such stockholder bears to the total number of issued and outstanding shares of Company common stock owned by all such stockholders who have elected to exercise such option. If neither Company nor any of the then Company stockholders exercise their option to purchase such Bank Stock within the time set forth, then Erickson and his IRA as holders of such Bank Stock shall have the right, for a period of sixty (60) days following the expiration of the time period for Company stockholders to exercise their option, to sell the Bank Stock to a third party; but if no such sale to a third party shall be consummated within such time, then such holders of the Bank Stock may not later sell the Bank Stock to a third party without first offering the same to Company and its stockholders pursuant to this Paragraph 2.

3. Purchase of Stock on Death of Erickson, or Termination of Erickson’s Employment at Bank. Upon either the death of Erickson, or the termination of Erickson’s employment as President of the Bank, and within ninety (90) days after the termination of Erickson’s employment, or within ninety (90) days after the appointment of an executor, administrator or personal representative (“PR”) of Erickson’s estate, as the case may be:

(a) (“Put”). Erickson, if living, otherwise the PR, by written notice to the Company, may require that the Company purchase and redeem all or any part of the Bank Stock owned by Erickson, if living, or otherwise by his estate, together with the Bank Stock owned by Erickson’s IRA, or

(b) (“Call”). The Company, by written notice to Erickson, if living, otherwise to his PR, may require that Erickson, if living, otherwise his estate, and Erickson’s IRA, sell to the Company or its designee(s) all, or any part, of the Bank Stock owned by Erickson, if living, otherwise by his estate, together with the Bank Stock owned by Erickson’s IRA.

(c) The PR shall forthwith notify the Company in writing of the PR’s appointment, and, if the Company is not so notified within five (5) days of the appointment, then the date by which the Company must exercise its right to purchase the Bank Stock owned by Erickson’s estate and Erickson’s IRA shall be ninety (90) days after the date that the Company is notified in writing of the appointment.

(d) In the event that the Company has neither exercised its Call option pursuant to the foregoing subparagraph (b) hereof, nor Erickson or his PR has exercised the Put option pursuant to subparagraph (a) hereof, within the ninety (90) day period set forth above, then such rights shall expire and have no further force or effect.

(e) The purchase price of Bank Stock to be purchased and sold hereunder shall be determined pursuant to paragraph 4 hereof. Payment and Closing shall occur subject to the conditions set forth in paragraph 5.

4. Valuation of Shares of Stock. Erickson and his IRA collectively now own 741 shares of Bank Stock for which they have paid a premium in excess of the book value of the Bank Stock at the time of purchase of $785,109.46, or $1,059.53 per share. The purchase price of any Bank Stock to be purchased and sold pursuant to the foregoing provisions hereof shall be determined from the quarterly statement of financial condition of the Bank, prepared under generally accepted accounting principles, and furnished to the regulatory authorities of the Bank for the end of the calendar quarter last preceding the sending by Erickson and the IRA of written notice pursuant to paragraph 2 hereof, the death of Erickson pursuant to paragraph 3 hereof, or the termination of Erickson’s employment as President of the Bank pursuant to paragraph 3 hereof, whichever may be applicable. The purchase price of each such share of Bank

Stock shall be a sum equal to its “book value” which shall be deemed to be the aggregate of:

(a) 100% of the book value of all assets of the Bank (excluding the effect of Financial Accounting Standard 115); less

(b) All of the liabilities of the Bank; less

(c) Liquidation value of, and any accrued and unpaid preferred dividends on, any Preferred Stock of the Bank which may hereafter be issued;

divided by the total number of common shares of the Bank then issued and outstanding; but in addition to such book value there shall be added the sum of $1,059.53 per share of Bank Stock for the 741 shares of Bank Stock to be purchased and sold under this Agreement. In the event Erickson or his IRA shall hereafter purchase any additional Bank Stock, then any such additional shares shall be governed by this Agreement and shall be valued according to the terms of this paragraph; provided, however, that the sum, if any, to be paid in addition to the book value per share as set forth above shall be memorialized in a written agreement between the parties as of the issuance of such additional Bank Stock, but if no such agreement be entered into, then the price per share shall be the book value with no additional amount.

5. Payment of Purchase Price – Closing. The aggregate purchase price for the Bank Stock purchased by the Company or its common stockholders, as the case may be, shall be paid in cash or by certified check on or before the end of the third calendar month following the month in which occurs the written notice pursuant to paragraph 2 hereof, or the exercise of the Put or Call option following the death of Erickson or the termination of Erickson’s employment as President of the Bank pursuant to paragraph 3 hereof, as the case may be, to be paid against the delivery of all stock certificates for the Bank stock, duly endorsed, together with such further documentation as may be required under the circumstances; provided, if receipt of regulatory approval or expiration of any notice period for any such purchase is required, payment shall be made at such later date, if any, as may be required to receive such approval, or for a notice period to expire without disapproval, with closing to occur within ten (10) days after the end of the month in which regulatory approval is received and/or any required waiting periods have expired without disapproval. The Company or its stockholders, as the case may be, shall promptly notify or apply for and diligently prosecute the notice or application for approval of such purchase.

6. Block. Bank Stock owned by Erickson and his IRA shall be treated as a single block. If any stock is offered under paragraph 2, then the Bank Stock held by both Erickson and the IRA must be offered in order to constitute an effective offer. Upon Erickson’s death or termination of his employment as President of the Bank, the Bank Stock held by both Erickson and the IRA shall be purchased and sold as a block pursuant to paragraph 3 hereof, if the Put or Call option is exercised.

7. Sale of Control of Bank. In the event of the sale of control of the Bank (as ”Sale of Control” is defined herein), while Erickson is employed as President of the Bank, or within one year following the death of Erickson or within one year after he ceases to be employed as President of the Bank, then Company and Erickson, for himself and his IRA, hereby agree that the shares of Bank Stock owned by Erickson and Erickson’s IRA shall be sold at the same price per share and on the same terms as the price and terms at which controlling shares of stock is sold. If the Company or its stockholders shall have purchased such Bank Stock from Erickson or his estate and the IRA upon Erickson’s death or upon his ceasing to be President of the Bank for a price less than the average price per share paid for the shares sold within such one-year period which are deemed to constitute a Sale of Control of the Bank, then the purchaser of such Bank Stock shall pay to Erickson and Erickson’s IRA the difference, if any, between the price per share for Bank Stock paid to Erickson and Erickson’s IRA and the greater average price received during such one-year period upon the Sale of Control, such amount to be due upon closing of the sale of those shares which constitute Sale of Control. The Company hereby agrees to require such payment to Erickson and Erickson’s IRA in such event by the buyer, but if not so paid by the buyer, then Company shall be obligated to make such payment.

8. “Sale of Control” Definition. For the purposes of this Agreement, a “Sale of Control” of the Bank shall be deemed to have occurred upon the last transaction whereby both of the following occur:

(i) Deryl F. Hamann, his family and trusts, corporations or other entities controlled by him or his family (including descendants and spouses of descendants of Deryl F. Hamann) collectively fail to own directly, or indirectly through a holding company, outright or in trust, in the aggregate at least 51% of the voting stock of the Bank, and

(ii) There is at least 25% ownership of Bank vested in some other single person or entity. A binding agreement to sell within such one-year period shall be deemed a Sale of Control hereunder, even if closed beyond such one-year period, so long as the closing thereunder does occur.

9. Holding Company Sale. In the event the Sale of Control of the Bank is deemed to have occurred pursuant to paragraph 8 hereof because of a sale of control of the Company’s common stock, then the price at which the Bank common stock is deemed to have been sold shall be calculated as follows:

As to the end of the calendar quarter preceding Closing of the Sale of Control, the accounting firm regularly employed by the Company shall calculate the amount allocated to each share of the Bank Common Stock by a calculation wherein:

(a) The price for 100% of the Common and Preferred Stock of the Company is determined, with Preferred stated at the higher of par or liquidation value, plus accrued and unpaid preferred dividends, if not sold, and using the per share Common Stock price for 100% if less than 100% of Common Stock is sold;

(b) All accrued Company liabilities are added;

(c) All Company assets, other than Company owned bank stock, are subtracted at their then carrying value under the Company’s usual accounting practices;

(d) The net of (a), (b) and (c) is allocated to all bank stock owned by the Company;

(e) The net value allocated to all bank stock owned by the Company is prorated among all the bank stock owned by the Company based on the proportion of the net book value equity (excluding the effect of Financial Accounting Standard 115) of the Company-owned shares of each bank as determined under generally accepted accounting principles;

(f) The net value allocated to all of the Company owned Bank stock is reduced by the amount allocated to Bank Preferred Stock (if any) at the higher of par or liquidation value, plus accrued and unpaid preferred dividends, if any, and the remainder is divided by the then outstanding Common Stock shares of the Bank to arrive at the price per share for which the Bank Common Stock shares were deemed sold for the purposes of this Agreement, utilizing the formula set forth at paragraph 4 hereof.

10. Same Price and Terms. In the event the Bank Stock owned by Erickson and his IRA are required to be sold hereunder due to a Sale of Control of the Bank, the Company agrees to cause a buyer to purchase the Bank Stock owned by Erickson and the IRA for the same price and terms as provided at paragraphs 7, 8, and 9 hereof, and in the event of a Sale of Control of the Bank, Erickson agrees to sell for such price and terms and to cause the IRA to sell for such price and terms.

11. Regulatory Notice or Approval. In the event regulatory notice or approval is required as a condition for the purchase and sale of any Bank Stock hereunder, then, notwithstanding any provisions to the contrary hereof, the obligation to close the purchase and sale shall be conditioned upon receipt of any required regulatory approval and the expiration of any required waiting period. If application for approval or notification is promptly made and diligently prosecuted, but approval for such sale is not received, or if disapproval is received, within twelve (12) months from the date for which the sale is otherwise to be closed hereunder, then the obligation of any party to close under this Agreement shall be void, and no party shall have any liability on account thereof. In such event, however, the provisions of paragraph 2 shall remain in effect and, in the event of Erickson’s death, his successors in interest and the successors in interest of his IRA shall be bound by the provisions of paragraph 2 to the same extent as though it or they were an original party to this Agreement.

12. Miscellaneous. Any notice or election authorized or permitted hereunder shall be sufficient if sent by certified or registered mail to the last address known to the person sending the same, and be deemed received on the date so mailed, if deposited in the U.S. mail with sufficient postage.

Any Bank Stock held in a revocable trust created by Erickson shall during his lifetime be treated for all purposes hereunder as if directly owned by him. Any notices required or permitted to be given hereunder shall be given to both the Trustee and Erickson.

Subject to any amendments or alterations executed subsequent to the date of this Agreement, the parties agree that this document, including any other documents included herein by express reference in this Agreement, shall be a complete and final expression of their agreement and no evidence of oral or other written promises shall be binding.

This Agreement supersedes in its entirety the Agreement between the parties dated November 5, 1996, as subsequently amended by Addenda.

If any provision of this Agreement is for any reason held to be invalid, the remainder of the Agreement shall continue to be effective, provided that no such severability shall be effective if it materially changes the economic benefit of the Agreement to any party.

The titled and captions appearing in this Agreement are inserted solely for convenience and do not in any way define, limit, expand, or describe the scope of this Agreement or the intent or content of any provisions thereof.

Words imparting a particular number or gender shall include the other numbers and gender.

This Agreement shall be governed by the laws of the United States and the State of Nebraska. Time is of the essence of this Agreement.

This Agreement may be executed in counterparts which, taken together shall be deemed a single Agreement.

13. Binding Among Personal Representatives and Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns. Common shareholders of the Company shall be deemed to be beneficiaries of this Agreement.

14. Termination or Amendment. This Agreement may be amended, modified or cancelled at any time by unanimous agreement of the parties.

IN WITNESS WHEREOF, the parties have signed this Agreement in duplicate.

Great Western Bancorporation, Inc.

January 26, 2004

By	/s/ Deryl F. Hamann	/s/ Jeffory A. Erickson
Jeffory A. Erickson

/s/ Jeffory A. Erickson
Jeffory A. Erickson for the Jeffory A. Erickson Individual Retirement Account Administered by Ameritrade, Inc., Custodian

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